Exhibit 99.1

Safety Shot Partners with KeHE Distributors to Expand Nationwide Access

The Partnership Will Greatly Expand Market Reach for Safety Shot to Meet Increased Demand and a Broader Consumer Audience

JUPITER, FL, July 15, 2024 — Safety Shot, Inc. (Nasdaq: SHOT) (the “Company), announced today its strategic partnership with KeHE Distributors, a leading natural and organic, specialty, and fresh food distributor in North America. This collaboration expands Safety Shot’s presence to a broader audience and enhances consumer accessibility nationwide.

KeHE Distributors, renowned as one of the nation’s largest and most respected pure-play grocery and natural distributors, will play a pivotal role in ensuring that Safety Shot’s offerings reach more consumers efficiently and effectively. KeHE’s impressive team of more than 6,800 employee-owners and a 19-distribution center network across North America will be impactful in delivering Safety Shot’s innovative formula to thousands of new retail locations across the United States.

“We are excited to be joining forces with KeHE, whose large-scale network will be integral in helping to bring Safety Shot to the masses,” said Safety Shot’s Chief Revenue Officer Josh Wager. “This partnership will enable us to reach new heights in our distribution efforts, ensuring more consumers have access to Safety Shot. We look forward to a successful collaboration that benefits both of our companies and valued customers.”

This milestone in distribution follows recent partnership announcements with Atlantic Beverage Distributors and Prime CSB to expand access for Safety Shot across the country.

For more information, visit www.drinksafetyshot.com and Amazon.

About Safety Shot, Inc

Safety Shot, Inc., a wellness and dietary supplement company, has developed Safety Shot, the first patented wellness product on Earth that lowers blood alcohol content by supporting its metabolism, while boosting clarity, energy and overall mood. Safety Shot is available for purchase online at DrinkSafetyShot.com and Amazon. The Company is introducing business-to-business sales of Safety Shot to distributors, retailers, restaurants, and bars throughout 2024.

Media and Investor Contact:

Autumn Communications

Jessica Weinberger

Phone: 916-677-7495

Email: shot@autumncommunications.com

Medon Michaelides

Investor Relations

Phone: 561-244-7100

Email: investors@drinksafetyshot.com